UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 Medcath, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   584050108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
CUSIP No. 584050108                                                Page 2 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Capital Management
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             678,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        678,200 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      678,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 3 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Advisors, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             216,600 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        216,600 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      216,600 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.9%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 4 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Advisors, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             418,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        418,900 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      418,900
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 5 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             202,300 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        202,300 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      202,300 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 6 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John W. Glynn, Jr.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             678,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        678,200 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      678,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 7 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Darryl Messinger
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             678,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        678,200 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      678,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 8 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Steven Rosston
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               171 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             678,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        171 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        678,200 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      678,371 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 9 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David F. Bellet
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               50,000
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             418,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        50,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        418,900 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      468,900 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      4.2%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 10 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Chester A. Siuda
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             418,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        418,900 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      418,900 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 11 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Margaret S. McNamara
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             418,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        418,900 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      418,900 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP No. 584050108                                                Page 12 of 18
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Jeffrey S. Hamren
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             418,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        418,900 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      418,900 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:           Medcath, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  7621 Little Avenue, Suite 106, Charlotte, NC 28226

Item 2(a)         Names of Person Filing    See cover pages.

            Relationship of filing persons:

            Glynn Capital Management, Crown-Glynn Advisors, Crown Capital Management and Crown Advisors, Ltd., are Registered Investment Advisors.

            Glynn Capital Management is investment advisor to Glynn Emerging Opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, McMorgan Fund II, a California limited partnership, and Glynn Investments, a California limited partnership.

            Crown-Glynn Advisors is investment advisor to Crown Associates III, a Delaware limited partnership, and Crown-Glynn Associates, a Delaware limited partnership.

            Crown Capital Management is investment advisor to The Crown Trust, a New York Trust.

            Crown Advisors, Ltd., is a sub-advisor to Crown-Glynn Advisors and Crown Capital Management.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management. David F. Bellet and Chester A. Siuda are the owners of Crown Advisors, Ltd.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Daryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership. General Partners of Crown Associates III, L.P., and Crown-Glynn Associates, L.P., respectively.

            Crown Associates III, L.P. owns 160,100 shares of common stock, Crown-Glynn Associates, L.P. owns 56,500 shares of common stock, The Crown Trust owns 202,300 shares of common stock, Glynn Emerging Opportunity fund owns 59,200 shares of common stock, Glynn Investments owns 18,200 shares of common stock, Glynn Buckley owns 17,800 shares of common stock, McMorgan Fund II owns 32,400 shares of Common Stock.

Item 2(b)         Address of  Principal Business Office or, if none Residence:

                  As to the following filing persons:
                  Crown-Glynn Associates, Limited Partnership
                  Crown Associates III, Limited Partnership
                  Crown Partners III, L.P.
                  Crown-Glynn Partners, L.P.
                  Crown-Glynn Advisors Ltd.
                  Crown Capital Management Ltd.
                  Crown Advisors Ltd.
                  Chester A. Siuda
                  Margaret S. McNamara
                  Jeffrey S. Hamren

                  67 East Park Place
                  8th Floor
                  Morristown, NJ  07960

                  As to the following filing person:
                  David F. Bellet
                  60 East 42nd Street, Suite 3405
                  New York, NY  10165

                  As to the following filing persons:
                  Glynn Buckley Investments, L.P.
                  McMorgan Fund II, L.P.
                  Glynn Capital Management
                  Glynn Emerging Opportunity Fund
                  Glynn Investment, L.P.,
                  John W. Glynn, Jr.
                  Steven Rosston
                  Daryl Messinger

                  3000 Sand Hill Road
                  Building 4, Suite 235
                  Menlo Park, CA  94025

Item 2(c)         Citizenship:              See cover pages

Item 2(d)         Title of Class of Securities:  Common Stock, $.01 par value

Item 2(e)         CUSIP Number:     584050108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

                  (a) Broker or Dealer registered under Section 15 of the Act,

                  (b)      Bank as defined in Section 3(a)(6) of the Act,

                  (c) Insurance Company as defined in Section 3(a)(19) of the Act,

                  (d) Investment Company registered under Section 8 of the Investment Company Act,

                  *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                  (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                  (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

                  (h)      Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(H).

                  --------------------
                  * As to Crown-Glynn Advisors, Ltd., Crown Capital Management
                    Ltd., Glynn Capital Management and Crown Advisors, Ltd.

Item 4.           Ownership:                See cover pages.

Item 5.           Ownership of Five Percent or Less of a Class:  Not applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.           Notice of Dissolution of Group:    Not applicable.

Item 10.          Certification:
                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            February 14, 1997


CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 ------------------------------------
By  Crown-Glynn Partners, L.P. as                  John W. Glynn, Jr.*
         General Partner                    /s/ Steven Rosston
                                            ------------------------------------
                                                   Steven Rosston


CROWN ASSOCIATES III, LIMITED               /s/ Daryl Messinger
         PARTNERSHIP                        ------------------------------------
By Crown-Glynn Partners III, L.P. as               Daryl Messinger
         General Partner


CROWN PARTNERS III, L.P.                    /s/ David F. Bellet
                                            ------------------------------------
                                                   David F. Bellet


CROWN-GLYNN PARTNERS, L.P.                  /s/ Chester A. Siuda
                                            ----------------------------------
                                                   Chester A. Siuda


By  /s/ David F. Bellet                     /s/ Jeffrey S. Hamren
    ------------------------------          ------------------------------------
         General Partner                           Jeffrey S. Hamren


                                            /s/ Margaret S. McNamara
                                            ----------------------------------
                                                   Margaret S. McNamara

CROWN CAPITAL MANAGEMENT LTD.

CROWN ADVISORS, LTD.

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet
   ------------------------------

----------
         * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., GCM Pension, Glynn Buckley Investments, L.P., McMorgan Fund, L.P.

                               Index to Exhibits

Joint Filing Agreement................................................. Page 18


                                  Page 17 of 18